Rule 424(b)(2)
Registration No. 333-252342

Pricing Supplement dated May 22, 2023
(To Prospectus dated January 22, 2021 and Prospectus Supplement dated January 25, 2021)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the accompanying Prospectus Supplement shall have the meanings assigned to them in the accompanying Prospectus Supplement unless otherwise defined herein.

CUSIP: 89236TKT1

Aggregate Principal Amount Initially Issued on May 18, 2023: $1,000,000,000

Aggregate Principal Amount to be Issued in the Reopening on May 25, 2023 (in Specified Currency):

$400,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date of the Reopening but is not required to do so.

Total Aggregate Principal Amount, After Giving Effect to the Reopening: $1,400,000,000

Issue Price: 99.096446% plus accrued interest from and including May 18, 2023 to but excluding May 25, 2023 (or $346,111.11)

Trade Date of the Reopening: May 22, 2023

Original Issue Date of the Reopening: May 25, 2023

Stated Maturity Date: May 18, 2026

Interest Rate: 4.450% per annum from May 18, 2023

Interest Payment Dates: Each May 18 and November 18, beginning on November 18, 2023 and ending on the Stated Maturity Date.

Net Proceeds to Issuer: $395,931,895.11, including accrued interest from and including May 18, 2023 to but excluding May 25, 2023 (or $346,111.11)

Sole Book-Running Manager: TD Securities (USA) LLC (“TD”)

TD’s Discount or Commission: 0.200%
TD’s Capacity:
[ ]	Agent
[X]	Principal

Day Count Convention:
[X]	30/360
[ ]	Actual/360
[ ]	Actual/Actual

Business Day Convention: Following, unadjusted

Business Days: New York

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Not Applicable

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $2,000 and $1,000 increments thereafter

If a Reopening Note, check [X], and specify:

Initial Interest Accrual Date: May 18, 2023

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about May 25, 2023.

PLAN OF DISTRIBUTION

Under the terms and subject to the conditions of the Appointment Agreement dated May 22, 2023 and the Appointment Agreement Confirmation dated May 22, 2023 between Toyota Motor Credit Corporation (“TMCC”) and TD, TD, acting as principal, has agreed to purchase and TMCC has agreed to sell to TD $400,000,000 in principal amount of the Notes (the “TD Notes”) at 98.896446% of such principal amount (plus accrued interest in the amount of $346,111.11), reflecting a discount or commission from the Issue Price equal to 0.200% of such principal amount. Under the terms and conditions set forth in the Eighth Amended and Restated Distribution Agreement, dated January 25, 2021, between TMCC and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC and Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, TD is committed to take and pay for all of the TD Notes offered hereby, if any are taken.

LEGAL MATTERS

In the opinion of the General Counsel of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTCA”), as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated January 22, 2021 and filed as Exhibit 5.1 to TMCC’s Registration Statement on Form S-3 (File No. 333-252342) filed with the Securities and Exchange Commission on January 22, 2021.